Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2018 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 26, 2018--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Results

Net sales for the second quarter were $105.8 million compared to $119.6 million reported in the comparable period in 2017. The net loss attributable to JAKKS Pacific for the second quarter was $18.6 million, or $0.80 per diluted share. This compares to a net loss attributable to JAKKS Pacific of $16.7 million, or $0.77 per diluted share, reported in the comparable period in 2017. Adjusted EBITDA for the second quarter was negative $8.5 million, compared to Adjusted EBITDA of negative $5.4 million in the 2017 second quarter. See note below on “Use of Non-GAAP Financial Information.”

Gross margin in the second quarter was 26.4%, down from 28.2% last year, as a result of an increased level of sales reserves.

Management Commentary

JAKKS Chairman and CEO Stephen Berman stated, “As expected, during the second quarter we continued to see the impact of the liquidation of Toys R Us, which offset the positive contribution of several successful products, including Incredibles 2, Squish-Dee-Lish®, and MorfBoard®. The net sales declines of 11.5% in the quarter and 7.1% year-to-date were primarily the result of the loss of sales to Toys R Us and the short term disruption from its stores’ liquidation throughout the marketplace.”

“We saw expected declines in several properties that were driven by unusually strong entertainment content a year ago, but we were pleased with the performance of new product segments. The investments in the C’est Moi™ and MorfBoard® brands continue to show momentum as distribution broadens.”

“Despite the fact that international sales were negatively impacted by the loss of Toys R Us in many Europe and Asia Pacific markets, we saw a sales increase of over 25% in the second quarter of this year compared to last year, due in part to our geographic expansion, new warehouses, and the launch of Incredibles 2 and Squish-Dee-Lish®.”

“As we look ahead to the second half, we will continue to focus on cost management and on new product launches. Our Fall lines are moving forward as planned and we have a strong line-up of new product introductions that are a balanced mix of owned IP and licensed brands, including MorfBoard® Xtensions, Real Workin’ Buddies® Mr. Banks, Squish-Dee-Lish®, Perfectly Cute™, TP Blaster™, Fancy Nancy, Incredibles 2, and Mega Man.”

Cash and Cash Equivalents

The Company’s cash and cash equivalents, including restricted cash, totaled $63.0 million as of June 30, 2018 compared to $46.8 million at March 31, 2018.

Convertible Senior Note Retirement

On July 25, 2018, the Company reached an agreement to exchange $8.0 million of the 2018 convertible senior notes held by Oasis Management with new convertible senior notes with terms similar to the notes issued to Oasis Management in November 2017. The new notes will mature in November 2020.

On June 14, 2018, the Company closed a $20.0 million term loan with Great American Capital Partners Finance Co., LLC, the net proceeds of which will be used to retire the remaining $13.2 million of the Company’s convertible senior notes that mature on August 1, 2018.

Expression of Interest from Hong Kong Meisheng Cultural Company Limited

A committee of independent directors continues to evaluate Meisheng's expression of interest, which was recently reaffirmed, in buying additional shares to bring its holdings to 51% of JAKKS’ outstanding shares, as well as other possible interest.

2018 Outlook

The Company believes the market disruption and lingering effects of the Toys R Us bankruptcy and liquidation in the United States and internationally will continue to persist into the second half of 2018, and will likely result in a decline in net revenues in 2018 when compared to 2017.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 9:00 a.m. Eastern Time/6:00 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through August 2, 2018 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, with passcode “47253718#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2018 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2018	2017
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$36,824	$64,977
Restricted cash	26,167	-
Accounts receivable, net	100,279	142,457
Inventory	62,161	58,432
Prepaid expenses and other assets	24,677	16,803
Total current assets	250,108	282,669

Property and equipment	140,050	141,357
Less accumulated depreciation and amortization	115,344	118,130
Property and equipment, net	24,706	23,227

Goodwill	35,268	35,384
Intangibles and other assets, net	38,799	29,069
Total assets	$348,881	$370,349

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$103,593	$92,061
Reserve for sales returns and allowances	21,335	17,622
Short term debt, net	40,211	26,075
Total current liabilities	165,139	135,758

Long term debt, net	137,323	133,497
Other liabilities	4,346	4,537
Income taxes payable	994	1,261
Deferred tax liability, net	784	783
Total liabilities	308,586	275,836

Stockholders' equity:
Common stock, $.001 par value	30	27
Additional paid-in capital	216,709	215,809
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(140,036)	(85,233)
Accumulated other comprehensive loss	(13,399)	(13,059)
Total JAKKS Pacific, Inc. stockholders' equity	39,304	93,544
Non-controlling interests	991	969
Total stockholders' equity	40,295	94,513
Total liabilities and stockholders' equity	$348,881	$370,349

JAKKS Pacific, Inc. and Subsidiaries
Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$105,781	$119,565	$198,785	$214,070
Less cost of sales
Cost of goods	61,059	65,417	114,317	117,734
Royalty expense	14,344	17,258	29,635	27,623
Amortization of tools and molds	2,437	3,171	3,933	4,973
Cost of sales	77,840	85,846	147,885	150,330
Gross profit	27,941	33,719	50,900	63,740
Direct selling expenses	9,994	10,805	22,481	21,524
Selling, general and administrative expenses	27,859	34,460	72,389	66,908
Depreciation and amortization	1,895	2,562	3,495	5,140
Acquisition related and other	333	-	333	-
Income (loss) from operations	(12,140)	(14,108)	(47,798)	(29,832)
Other income (expense):
Income from joint ventures	205	105	227	105
Other income	31	159	81	182
Change in fair value of convertible senior notes	(2,410)	-	(3,431)	-
Interest income	14	10	28	14
Interest expense	(2,197)	(2,537)	(4,133)	(5,469)
Income (loss) before provision for (benefit from) income taxes	(16,497)	(16,371)	(55,026)	(35,000)
Provision for (benefit from) income taxes	2,091	316	(245)	(28)
Net income (loss)	(18,588)	(16,687)	(54,781)	(34,972)
Net income (loss) attributable to non-controlling interests	(29)	55	22	86
Net income (loss) attributable to JAKKS Pacific, Inc.	$(18,559)	$(16,742)	$(54,803)	$(35,058)
Income (loss) per share - basic and diluted	$(0.80)	$(0.77)	$(2.37)	$(1.77)
Shares used in income (loss) per share - basic and diluted	23,106	21,616	23,103	19,865

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)		(In thousands)

Net income (loss)	$(18,588)	$(16,687)	$(54,781)	$(34,972)
Income from joint ventures	(205)	(105)	(227)	(105)
Other income	(31)	(159)	(81)	(182)
Interest income	(14)	(10)	(28)	(14)
Interest expense	2,197	2,537	4,133	5,469
Provision for (benefit from) from income taxes	2,091	316	(245)	(28)
Depreciation and amortization	4,332	5,733	7,428	10,113
Acquisition related and other	333	-	333	-
Restricted stock compensation expense	311	713	987	1,460
Bad debt write-offs (recoveries)	(1,326)	2,305	12,468	2,305
Change in fair value of convertible senior notes	2,410	-	3,431	-
Minimum guarantee shortfalls	-	-	3,468	-

Adjusted EBITDA	$(8,490)	$(5,357)	$(23,114)	$(15,954)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)

Net income (loss) attributable to JAKKS Pacific, Inc.	$(18,559)	$(16,742)	$(54,803)	$(35,058)
Restricted stock compensation expense	311	713	987	1,460
Bad debt write-offs (recoveries)	(1,326)	2,305	12,468	2,305
Acquisition related and other	333	-	333	-
Change in fair value of convertible senior notes	2,410	-	3,431	-
Minimum guarantee shortfalls	-	-	3,468	-
Tax impact of additional charges	162	-	(2,185)	-

Adjusted net income (loss) attributable to JAKKS Pacific, Inc.	$(16,669)	$(13,724)	$(36,301)	$(31,293)

Adjusted income (loss) per share - basic and diluted	$(0.72)	$(0.63)	$(1.57)	$(1.58)
Shares used in adjusted income (loss) per share- basic and diluted	23,106	21,616	23,103	19,865

CONTACT:
JAKKS Pacific
Brent Novak, 424-268-9450
Chief Financial Officer
or
Rachel Griffin, 424-268-9553
Vice President, Communications
or
Liolios Investor Relations
Sean McGowan, 949-574-3860
Managing Director
JAKK@liolios.com